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[MISSION RESOURCES LOGO]

                                                   Mission Resources Corporation
                                                          1331 Lamar, Suite 1455
                                                       Houston, Texas 77010-3039

                                                                    NEWS RELEASE
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Contact:      Ann Kaesermann
              Vice President - Accounting & Investor Relations, CAO investors@mrcorp.com
              (713) 495-3100

               Mission Resources to Appeal Nasdaq Delisting Notice

HOUSTON--February 3, 2003--Mission Resources Corporation (Nasdaq: MSSN) announced today that it has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal an earlier Nasdaq Staff Determination to delist the Company's common stock from The Nasdaq National Market.

Mission Resources received a Nasdaq Staff Determination on January 28, 2003, indicating that the Company had failed to comply with Nasdaq's minimum bid price requirement of $1.00 per share for continued listing of the Company's common stock on The Nasdaq National Market as set forth in Nasdaq Marketplace Rule 4450(a)(5). As a result, the Company's common stock is subject to delisting from The Nasdaq National Market at the opening of business on February 6, 2003. Following procedures set forth in the Nasdaq Marketplace Rule 4800 Series, the Company has requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination. While the date for the hearing has not yet been established, hearings typically occur within 45 days of a company's request. The hearing request will stay the delisting of the Company's common stock, pending the Panel's decision, allowing it to continue to trade on The Nasdaq National Market under the symbol "MSSN." The Company intends to present a comprehensive plan to the Nasdaq Listing Qualifications Panel for achieving and sustaining compliance with the Nasdaq Marketplace Rules, but there can be no assurance that the Panel will grant the Company's request for continued listing.

Mission Resources Corporation is a Houston-based independent exploration and production company that acquires, develops and produces crude oil and natural gas in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.